EXHIBIT 8.1

SUBSIDIARIES OF HAVAS

Subsidiary of Havas	Jurisdiction of Formation

HAVAS INTERNATIONAL S.A.	FRANCE

SNYDER COMMUNICATIONS, INC.	U.S.

EURO RSCG WORLDWIDE, INC.	U.S.

HAVAS UK LTD.	U.K.